Exhibit 99.1

Cabot Corp Reports Third Quarter Fiscal 2018 Results

Diluted EPS of $1.40 and Adjusted EPS of $1.06

BOSTON--(BUSINESS WIRE)--August 6, 2018--Cabot Corporation (NYSE: CBT) today announced results for its third quarter of fiscal year 2018.

Key Highlights

  Diluted EPS of $1.40, compared to $0.73 in the same period of the prior year; Adjusted EPS of $1.06, up 28% year-over-year
  Reinforcement Materials EBIT improved 45% versus prior year driven by strong commercial execution that delivered volume growth and higher unit margins
  Performance Chemicals EBIT up 22% year-over-year from robust sales volumes and pricing gains in Specialty Carbons and Formulations
  Continued commitment to returning cash to shareholders with $64 million of dividends and share repurchases in the quarter

(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17

Net sales	$854	$705	$2,392	$1,994
Net income attributable to Cabot Corporation	$88	$47	$(207)	$176

Net earnings per share attributable to Cabot Corporation	$1.40	$0.73	$(3.36)	$2.78
Less: Certain items after tax per share	$0.34	$(0.10)	$(6.39)	$0.22
Adjusted EPS	$1.06	$0.83	$3.03	$2.56

Commenting on the results, Cabot President and CEO Sean Keohane said, “I am very pleased with the strong operating results this quarter as we continue to drive our growth strategy. Reinforcement Materials delivered another strong quarter with 45% growth in EBIT on a year-over-year basis driven by expanded unit margins from our leadership position in Asia and the delivery of volume growth and price improvements in our 2018 customer agreements. Performance Chemicals results improved compared to the prior year quarter due to 17% higher sales volumes in Specialty Carbons and Formulations and the successful realization of price increases across the segment. Purification Solutions EBIT was lower than the prior year quarter due to continued competitive intensity in mercury removal applications, while results in Specialty Fluids benefited from the ramp-up of projects in the Middle East and Africa.” Keohane continued, “In addition, we raised the dividend by 5% in May, repurchased shares in the amount of $43 million during the quarter and announced 300,000 metric tons of advantaged capacity additions throughout the carbon black network.”

Financial Detail

For the third quarter of fiscal 2018, net income attributable to Cabot Corporation was $88 million ($1.40 per diluted common share). Net income includes an after-tax charge of $5 million from certain items, principally reflecting charges associated with executive transition costs and restructuring activities during the quarter. Tax-related certain items included a discrete tax benefit of $26 million. Adjusted EPS for the third quarter of fiscal 2018 was $1.06 per share.

Segment Results

Reinforcement Materials -- Third quarter fiscal 2018 EBIT in Reinforcement Materials increased by $23 million compared to the third quarter of fiscal 2017. The increase in EBIT was principally driven by continued strong volume growth globally, expanded unit margins in Asia, and improved pricing and product mix from 2018 customer agreements. Globally, volumes increased 6% year over year, with above-market growth in all regions as indicated in the table below.

Third Quarter Year over Year Change
Changes in Global Reinforcement Materials Volumes	6%
Asia	8%
Europe, Middle East, Africa	3%
Americas	5%

Performance Chemicals -- Third quarter fiscal 2018 EBIT in Performance Chemicals increased by $10 million compared to the third quarter of fiscal 2017 driven by strong commercial execution in both pricing and volume growth. Volumes increased by 17% in the Specialty Carbons and Formulations business and decreased 2% in the Metal Oxides business year-over-year. The strong growth in Specialty Carbons & Formulations was driven by above market growth in all product lines.

Purification Solutions – Third quarter fiscal 2018 EBIT in Purification Solutions decreased by $4 million compared to the third quarter of fiscal 2017 due to lower volumes and margins resulting from continued competitive intensity in mercury removal and other North American powdered activated carbon applications, partially offset by lower fixed costs as a result of restructuring actions taken earlier in the year.

Specialty Fluids – Third quarter fiscal 2018 EBIT in Specialty Fluids decreased by $1 million compared to the third quarter of fiscal 2017 due to the mix of business compared to the prior year.

Cash Performance - The Company ended the third quarter of fiscal 2018 with a cash balance of $131 million. During the third quarter of fiscal 2018, cash flows from operating activities were $62 million, which included a $72 million increase in net working capital. Capital expenditures for the third quarter of fiscal 2018 were $58 million. Additional uses of cash during the third quarter included $21 million for dividends and $43 million for repurchases of common stock.

Taxes – During the third quarter of fiscal 2018, the Company recorded a tax benefit of $4 million for an effective tax rate of (3%) and an operating tax rate of 21%. The benefit includes a $24 million net benefit of certain items and discrete tax items primarily related to the discrete benefit arising from a change in a valuation allowance.

Outlook
Commenting on the outlook for the Company, Keohane said, “We are very pleased to deliver another excellent quarter, reflecting the strength of our global competitive position and we remain positive about the current business environment. Looking ahead to the fourth quarter, we anticipate that Reinforcement Materials will continue its robust performance supported by our advantaged leadership position and our strong operational and commercial execution. In Performance Chemicals, we expect to maintain margins and continued strong volumes in Specialty Carbons and Formulations, while we anticipate some impact on volumes and fixed costs in Metal Oxides due to coordinated turnarounds with two of our fumed silica feedstock providers in the quarter. Although the ongoing competitive pressures will continue to impact results in the Purification Solutions segment, we expect higher seasonal volumes in the fourth quarter to improve results sequentially. In the Specialty Fluids segment, we are expecting the continued ramp up of drilling activity on recently awarded projects to drive improved results in the fourth quarter. We continue to execute on our strategy and are poised to deliver a very successful 2018 fiscal year.”

Earnings Call
The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Tuesday, August 7, 2018. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our performance in the fourth quarter of fiscal 2018 and the factors that we expect will impact volumes, demand for our products, fixed costs and margins are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to volatility in the price of energy and raw materials; competition from other specialty chemical companies; safety, health and environmental requirements; a significant adverse change in a customer relationship; negative or uncertain worldwide or regional economic conditions; unanticipated delays in site development projects; fluctuations in foreign currency exchange and interest rates; and changes in global trade policies. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2017, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures
To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS and our operating tax rate, both of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. A reconciliation of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, and a reconciliation of operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, are provided in the table titled “Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) per share from continuing operations items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we have excluded from our calculations of Adjusted EPS, as applicable, but that have been included in our GAAP net income (loss) per share, as applicable, are described below.

  Asset impairment charges, which primarily included charges associated with an impairment of goodwill or other long-lived assets.
  Inventory Reserve Adjustment, which resulted from an evaluation performed as part of an impairment analysis.
  Global restructuring activities, which included costs or benefits associated with cost reduction initiatives or plant closures and were primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Legal and environmental reserves and matters, which consisted of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Gains (losses) on sale of investments, which primarily related to the sale of investments accounted for under the cost-method.
  Executive transition costs, which included incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Acquisition and integration-related charges, which included transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Non-recurring gains (losses) on foreign currency, which primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.

Cabot does not provide a target GAAP EPS growth rate range or reconciliation of the Adjusted EPS growth rate range with a GAAP EPS growth rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued liabilities.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Net sales and other operating revenues	$854	$705	$2,392	$1,994

Cost of sales (A)	654	544	1,824	1,505

Gross profit	200	161	568	489

Selling and administrative expenses	74	63	221	191

Research and technical expenses	17	14	48	40

Long-lived assets impairment charge	—	—	162	—

Goodwill impairment charge	—	—	92	—

Income (loss) from operations	109	84	45	258

Other income (expense)

Interest and dividend income	2	3	8	7

Interest expense	(14)	(13)	(41)	(39)

Other income (expense)	(2)	(6)	4	(5)

Total other income (expense)	(14)	(16)	(29)	(37)

Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	95	68	16	221

(Provision) benefit for income taxes (A)(B)	4	(16)	(194)	(33)

Equity in earnings of affiliated companies, net of tax	—	3	2	6

Net income (loss)	99	55	(176)	194

Net income (loss) attributable to noncontrolling interests	11	8	31	18

Net income (loss) attributable to Cabot Corporation	$88	$47	$(207)	$176

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (A)(C)	$1.40	$0.73	$(3.36)	$2.78

Weighted average common shares outstanding

Diluted (C)	62.3	62.7	61.8	62.8

(A)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method, which resulted in a decrease in Cost of sales of $2 million, an increase to the (Provision) benefit for income taxes of less than $(1) million and an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.02 per share for the three months ended June 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's 10-Q filings.

(B)Included within the (Provision) benefit for income taxes for the three and nine months ended June 30, 2018, respectively, is a tax (charge) benefit in the amount of $(2) million and $28 million associated with the long-lived asset impairment charge that was recorded in the second quarter of fiscal 2018.

(C)The weighted average common shares outstanding used to calculate earnings per share for the nine months ended June 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Sales

Reinforcement Materials	$466	$367	$1,307	$1,014

Performance Chemicals	274	229	771	662
Specialty Carbons and Formulations	195	154	548	454

Metal Oxides	79	75	223	208

Purification Solutions	70	71	206	207

Specialty Fluids	12	12	24	30

Segment sales	822	679	2,308	1,913

Unallocated and other (A)	32	26	84	81

Net sales and other operating revenues	$854	$705	$2,392	$1,994

Segment Earnings Before Interest and Taxes (B)

Reinforcement Materials	$74	$51	$215	$145

Performance Chemicals	56	46	160	146

Purification Solutions	(6)	(2)	(6)	4

Specialty Fluids	3	4	(2)	6

Total Segment Earnings Before Interest and Taxes	127	99	367	301

Unallocated and Other

Interest expense	(14)	(13)	(41)	(39)

Certain items (C)	(3)	(2)	(260)	(2)

Unallocated corporate costs	(15)	(11)	(45)	(37)

General unallocated income (expense) (D)(E)	—	(2)	(3)	4

Less: Equity in earnings of affiliated companies	—	(3)	(2)	(6)

Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	95	68	16	221

(Provision) benefit for income taxes (including tax certain items) (D)	4	(16)	(194)	(33)

Equity in earnings of affiliated companies	—	3	2	6

Net income (loss)	99	55	(176)	194

Net income attributable to noncontrolling interests	11	8	31	18

Net income (loss) attributable to Cabot Corporation	$88	$47	$(207)	$176

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (D)(F)	$1.40	$0.73	$(3.36)	$2.78

Adjusted earnings per share

Adjusted EPS (D)(G)	$1.06	$0.83	$3.03	$2.56

Weighted average common shares outstanding

Diluted (F)	62.3	62.7	61.8	62.8

(A)Unallocated and Other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.

(B)Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C)Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in a decrease in General unallocated income (expense) of $2 million, an increase to the (Provision) benefit for income taxes of less than $(1) million, an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.02 per share and an increase in Adjusted earnings per share of $0.02 per share for the three months ended June 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's 10-Q filings.

(E)General unallocated income includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F)The weighted average common shares outstanding used to calculate earnings per share for the nine months ended June 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

(G)Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	September 30,
Dollars in millions (unaudited)	2018	2017

Current assets:

Cash and cash equivalents	$131	$280

Accounts and notes receivable, net of reserve for doubtful accounts of $9 and $9	664	527

Inventories: (A)

Raw materials	122	93

Work in process	3	2

Finished goods	311	293

Other	46	45

Total inventories	482	433

Prepaid expenses and other current assets	65	59

Total current assets	1,342	1,299

Property, plant and equipment, net	1,248	1,305

Goodwill	92	154

Equity affiliates	51	56

Intangible assets, net	96	137

Assets held for rent	116	104

Deferred income taxes (A)	68	237

Other assets	44	46

Total assets	$3,057	$3,338

(A)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Total inventories of $37 million and a decrease in Deferred income taxes of $13 million.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2018	2017

Current liabilities:

Short-term borrowings	$312	$7

Accounts payable and accrued liabilities	491	457

Income taxes payable	25	22

Current portion of long-term debt	36	256

Redeemable preferred stock	26	—

Total current liabilities	890	742

Long-term debt	630	661

Deferred income taxes	1	38

Other liabilities	247	245

Redeemable preferred stock	—	27

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 61,759,181 and 62,087,627 shares
Outstanding: 61,558,577 and 61,884,347 shares	62	62

Less cost of 200,604 and 203,280 shares of common treasury stock	(7)	(6)

Additional paid-in capital	—	—

Retained earnings (A)	1,417	1,707

Accumulated other comprehensive income	(313)	(259)

Total Cabot Corporation stockholders' equity	1,159	1,504

Noncontrolling interests	130	121

Total stockholders' equity	1,289	1,625

Total liabilities and stockholders' equity	$3,057	$3,338

(A)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Retained earnings of $24 million.

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2018	2017	2018	2017

Cash Flows from Operating Activities:

Net income (loss) (A)	$99	$55	$(176)	$194

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	38	39	117	115

Other non-cash charges, net (A)(B)	(22)	—	402	(23)

Changes in assets and liabilities:

Changes in certain working capital items (A)(C)	(72)	29	(187)	(91)

Changes in other assets and liabilities, net	18	7	(21)	(13)

Cash dividends received from equity affiliates	1	3	8	9

Cash provided by (used in) operating activities	62	133	143	191

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(58)	(41)	(167)	(86)

Cash paid for acquisition of business, net of cash acquired of $1	—	—	(64)	—

Other investing activities, net	4	(1)	20	(3)

Cash used in investing activities	(54)	(42)	(211)	(89)

Cash Flows from Financing Activities:

Change in debt, net	44	(9)	53	(2)

Cash dividends paid to common stockholders	(21)	(19)	(60)	(57)

Other financing activities, net (B)	(41)	(24)	(62)	(35)

Cash used in financing activities	(18)	(52)	(69)	(94)

Effect of exchange rates on cash	(38)	26	(12)	(10)

Increase (decrease) in cash and cash equivalents	(48)	65	(149)	(2)

Cash and cash equivalents at beginning of period	179	133	280	200

Cash and cash equivalents at end of period	$131	$198	$131	$198

(A)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Net income (loss) of $2 million, an increase in Other non-cash charges, net of less than $1 million and a decrease in Changes in certain working capital items of $2 million for the three months ended June 30, 2017.

(B)Fiscal 2017 amounts have been recast to reflect the retrospective change related to cash flow presentation of excess tax benefits from stock based compensation under the new stock compensation guidance adopted in the first quarter of fiscal 2018, which resulted in the reclassification of $1 million and $8 million for tax benefits from stock based compensation awards from cash flows from financing activities to cash flows from operating activities in the Condensed Consolidated Statements of Cash Flows for the three and nine months ended June 30, 2017, respectively.

(C)Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

CABOT CORPORATION

	Fiscal 2017					Fiscal 2018
Dollars in millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Reinforcement Materials	$295	$352	$367	$367	$1,381	$387	$454	$466	$—	$1,307
Performance Chemicals	205	228	229	246	908	229	268	274	—	771
Specialty Carbons and Formulations	138	162	154	169	623	160	193	195	—	548
Metal Oxides	67	66	75	77	285	69	75	79	—	223
Purification Solutions	69	67	71	74	281	70	66	70	—	206
Specialty Fluids	11	7	12	11	41	6	6	12	—	24
Segment Sales	580	654	679	698	2,611	692	794	822	—	2,308
Unallocated and other (A)	31	24	26	25	106	28	24	32	—	84

Net sales and other operating revenues	$611	$678	$705	$723	$2,717	$720	$818	$854	$—	$2,392

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$40	$54	$51	$48	$193	$62	$79	$74	$—	$215
Performance Chemicals	49	51	46	55	201	47	57	56	—	160
Purification Solutions	4	2	(2)	2	6	6	(6)	(6)	—	(6)
Specialty Fluids	2	—	4	3	9	(2)	(3)	3	—	(2)
Total Segment Earnings Before Interest and Taxes	95	107	99	108	409	113	127	127	—	367

Unallocated and Other
Interest expense	(13)	(13)	(13)	(14)	(53)	(13)	(14)	(14)	—	(41)
Certain items (C)	—	—	(2)	(1)	(3)	7	(264)	(3)	—	(260)
Unallocated corporate costs	(12)	(14)	(11)	(13)	(50)	(14)	(16)	(15)	—	(45)
General unallocated income (expense) (D)(E)	7	(1)	(2)	(1)	3	—	(3)	—	—	(3)
Less: Equity in earnings of affiliated companies	(2)	(1)	(3)	(1)	(7)	(1)	(1)	—	—	(2)

Income (loss) from continuing operations before income taxes and
equity in earnings of affiliated companies	75	78	68	78	299	92	(171)	95	—	16
		—	—	—			—		—
(Provision) benefit for income taxes (including tax certain items) (D)	(18)	1	(16)	—	(33)	(205)	7	4	—	(194)
Equity in earnings of affiliated companies	2	1	3	1	7	1	1	—	—	2

Net income (loss)	59	80	55	79	273	(112)	(163)	99	—	(176)

Net income (loss) attributable to noncontrolling interests	4	6	8	7	25	10	10	11	—	31

Net income (loss) attributable to Cabot Corporation	$55	$74	$47	$72	$248	$(122)	$(173)	$88	$—	$(207)

Diluted earnings per share of common stock
attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (D)(F)	$0.86	$1.19	$0.73	$1.13	$3.91	$(1.98)	$(2.80)	$1.40	$—	$(3.36)

Adjusted earnings per share
Adjusted EPS (D)(G)	$0.85	$0.88	$0.83	$0.98	$3.54	$0.93	$1.04	$1.06	$—	$3.03

Weighted average common shares outstanding
Diluted (F)	62.8	62.8	62.7	62.5	62.7	61.9	61.8	62.3	—	61.8

(A)Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(B)Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C)Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D)Fiscal 2017 full year amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in General unallocated income of $11 million, an increase in (Provision) benefit for income taxes of ($4) million, an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.11 per share and an increase in Adjusted earnings per share of $0.11 per share. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's 10-Q filings.

(E)General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.
(F)The weighted average common shares outstanding used to calculate earnings per share for all periods in fiscal 2018, except for the three months ended June 30, 2018, excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position in those periods.

(G)Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Certain items before and after income taxes

Impairment of goodwill and long-lived assets	$—	$—	$(254)	$—
Inventory reserve adjustment	—	—	(13)	—
Global restructuring activities	(1)	(1)	7	(3)
Legal and environmental matters and reserves	—	—	(6)	2
Gains (losses) on sale of investments	—	—	10	—
Executive transition costs	(1)	—	(1)	—
Acquisition and integration-related charges	—	—	(1)	—
Non-recurring gains (losses) on foreign exchange	—	(1)	—	(1)
Other certain items	(1)	—	(2)	—
Total certain items, pre-tax	(3)	(2)	(260)	(2)

Tax impact of certain items (A)	(2)	—	28	—
Certain items after tax (excluding discrete tax items)	(5)	(2)	(232)	(2)

Certain items after tax per share impact (excluding discrete tax items)	$(0.08)	$(0.02)	$(3.72)	$(0.01)

Tax-related certain items

Discrete tax items	26	(5)	(164)	15

Total tax-related certain items	26	(5)	(164)	15
Total tax-related certain items per share impact	0.42	(0.08)	(2.65)	0.23

Total certain items after tax	$21	$(7)	$(396)	$13
Total certain items after tax per share impact	$0.34	$(0.10)	$(6.37)	$0.22

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended June 30	Three Months		Nine Months
Dollars in millions, Pre-Tax (unaudited)	2018	2017	2018	2017

Statement of Operations Line Item (B)

Cost of sales	$(3)	$(1)	$(14)	$(3)

Selling and administrative expenses	—	—	(2)	2

Other income (expense)	—	(1)	10	(1)
Long-lived assets impairment charge	—	—	(162)	—
Goodwill impairment charge	—	—	(92)	—
Total certain items, pre-tax	$(3)	$(2)	$(260)	$(2)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2018	2017	2018	2017

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes (C)	$4	$(16)	$(194)	$(33)

Less: Tax impact of certain items	(2)	—	28	—

Less: Tax-related certain items	26	(5)	(164)	15

(Provision) benefit for income taxes, excluding certain items	$(20)	$(11)	$(58)	$(48)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended June 30	Three Months		Nine Months		Forecast
Dollars in millions (unaudited)	2018	2017	2018	2017	2018

Reconciliation of the effective tax rate to the operating tax rate

(Provision) benefit for income taxes (C)	$4	$(16)	$(194)	$(33)	N/A

Effective tax rate	(3)%	23%	1202%	14%	200%
		23.00
Impact of discrete tax items: (D)
Unusual or infrequent items	3%	(4)%	(1143)%	7%	(171)%
Items related to uncertain tax positions	(1)%	(2)%	(13)%	—%	(2)%
Other discrete tax items	23%	5%	136%	—%	20%
Impact of certain items	(1)%	(1)%	(161)%	—%	(26)%
Operating tax rate	21%	21%	21%	21%	21%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2018 and FISCAL 2017
	Fiscal 2018(E)
Periods ended (unaudited)	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$—	$(3.36)
Less: Certain items after tax per share	(2.89)	(3.82)	0.34	—	(6.37)
Less: Dilutive impact of shares (F)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$—	$3.03

	Fiscal 2017(E)
Periods ended (unaudited)	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2017
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) attributable to Cabot Corporation (C)(G)	$0.86	$1.19	$0.73	$1.13	$3.91
Less: Certain items after tax per share	0.01	0.31	(0.10)	0.15	0.37
Adjusted earnings per share (C)(G)	$0.85	$0.88	$0.83	$0.98	$3.54

(A)The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B)This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.

(C)Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.02 per share and an increase in Adjusted earnings per share of $0.02 per share for the three months ended June 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's 10-Q filings.

(D)The nature of the discrete tax items for the periods ended June 30, 2018 and 2017 was as follows: (i) Unusual or infrequent items during the three and nine months ended June 30, 2018 consisted of the net tax impacts resulting from the enactment of H.R. 1, commonly referred to as the Tax Cuts and Jobs Act of 2017 (net tax benefit of $4 million and net tax expense of $185 million, respectively), net tax impacts from cash management activities, foreign exchange gain/loss on the remeasurement of a deferred tax liability, as well as impacts related to stock compensation deductions. Additionally, unusual or infrequent items during the three and nine months ended June 30, 2018 and 2017 included the tax impact of excludible foreign exchange gains and losses in certain jurisdictions. Unusual or infrequent items during the three and nine months ended June 30, 2017 included the net tax impacts from excess foreign tax credits upon repatriation of previously taxed foreign earnings and the accrual of U.S. tax on certain foreign earnings; (ii) Items related to uncertain tax positions during the three and nine months ended June 30, 2018 and 2017 including net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and the settlement of tax audits, the accrual of interest on uncertain tax positions, the refinement of the accrual for existing uncertain tax positions (fiscal 2018 only) and the accrual of a prior year uncertain tax position (fiscal 2017 only); (iii) Other discrete tax items during the three and nine months ended June 30, 2018 included changes in valuation allowances on beginning of year tax balances. Additionally, other discrete tax items during the three and nine months ended June 30, 2018 and 2017 included net tax impacts from various return to provision adjustments related to tax return filings, changes in non-U.S. tax laws and as a result of audit settlements (fiscal 2018 only).

(E)Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

(F)Due to the Company’s net loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30, 2018, has been calculated using basic weighted average shares for both basic and diluted GAAP EPS. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the nine months ended June 30, 2018 is driven by a discrete tax item and impairment charges, so the Company believes this approach provides the most comparable presentation possible.

(G)Fiscal 2017 full year amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.11 per share and an increase in Adjusted earnings per share of $0.11 per share.

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2018 (A)
	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$—	$(3.36)
Less: Certain items after tax	(2.89)	(3.82)	0.34	—	(6.37)
Less: Dilutive impact of shares (B)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$—	$3.03

(A)Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)Due to the Company’s Net Loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30, 2018, has been calculated using basic weighted average shares only to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the nine months ended June 30, 2018 is driven by a discrete tax item and impairment charges so the Company believes this approach provides the most comparable presentation possible.

Dollars in millions	Fiscal 2018
	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$(122)	$(173)	$88	$—	$(207)
Net income (loss) attributable to noncontrolling interests	10	10	11	—	31
Equity in earnings of affiliated companies, net of tax	(1)	(1)	—	—	(2)
Income from discontinued operations, net of tax	—	—	—	—	—
Provision (benefit) for income taxes	205	(7)	(4)	—	194
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	$92	$(171)	$95	$—	$16
Interest expense	13	14	14	—	41
Certain items	(7)	264	3	—	260
Unallocated corporate costs	14	16	15	—	45
General unallocated (income) expense	—	3	—	—	3
Equity in earnings of affiliated companies	1	1	—	—	2
Total Segment EBIT	$113	$127	$127	$—	$367
Plus: Total Depreciation & Amortization	39	40	38	—	117
Plus: Adjustments to Depreciation (C)	—	1	(1)	—	—
Total Segment EBITDA	$152	$168	$164	$—	$484
Less: Unallocated Corporate Costs	(14)	(16)	(15)	—	(45)
Adjusted EBITDA	$138	$152	$149	$—	$439

(C)Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Reinforcement Materials EBIT	$62	$79	$74	$—	$215
Plus: Depreciation & Amortization	17	18	18	—	53
Reinforcement Materials EBITDA	$79	$97	$92	$—	$268
Reinforcement Materials Sales	$387	$454	$466	$—	$1,307
Reinforcement Materials EBITDA Margin	20%	21%	20%	—%	21%

Dollars in millions	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Performance Chemicals EBIT	$47	$57	$56	$—	$160
Plus: Depreciation & Amortization	12	12	12	—	36
Performance Chemicals EBITDA	$59	$69	$68	$—	$196
Performance Chemicals Sales	$229	$268	$274	$—	$771
Performance Chemicals EBITDA Margin	26%	26%	25%	—%	25%

Dollars in millions	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Purification Solutions EBIT	$6	$(6)	$(6)	$—	$(6)
Plus: Depreciation & Amortization	10	10	7	—	27
Purification Solutions EBITDA	$16	$4	$1	$—	$21
Purification Solutions Sales	$70	$66	$70	$—	$206
Purification Solutions EBITDA Margin	23%	6%	1%	—%	10%

Dollars in millions	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018
Specialty Fluids EBIT	$(2)	$(3)	$3	$—	$(2)
Plus: Depreciation & Amortization	—	1	1	—	2
Specialty Fluids EBITDA	$(2)	$(2)	$4	$—	$—
Specialty Fluids Sales	$6	$6	$12	$—	$24
Specialty Fluids EBITDA Margin	(33)%	(33)%	33%	—%	—%

Dollars in millions	Fiscal 2018
Reconciliation of Discretionary Free Cash Flow	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2018

Cash flow from operating activities (D)	$45	$36	$62	$—	$143
Less: Changes in net working capital (E)	(50)	(65)	(72)	—	(187)
Less: Sustaining and compliance capital expenditures	42	34	39	—	115
Discretionary Free Cash Flow	$53	$67	$95	$—	$215

(D)As provided in the Condensed Consolidated Statements of Cash Flows.
(E)Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.